Exhibit 99.1

Holley Hunt Joins AITX’s Subsidiary, Robotic Assistance Devices, as Vice President of Strategic Partnerships

Detroit, Michigan, June 12, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that Holley Hunt has joined RAD in the newly created role of Vice President of Strategic Partnerships.

The announcement was made at the opening of Security LeadHER, an event presented by ASIS International and the Security Industry Association and dedicated to the advancement of women in the global security industry.

“We welcome Holley to the RAD team,” said Steve Reinharz, CEO of AITX and RAD. “Her years in the security industry providing solutions to Fortune 500 clients provides us with the benefit of her impressive experience and relationships. We are excited to have her make an immediate impact on expansion and be a part of the significant growth we expect.”

Hunt is expected to play a significant role in driving business growth and expanding the Company’s reach. She will work closely with RAD’s business development team for new opportunities, layering on strategy for some existing prospects in addition to some major account management.

“I am thrilled to join RAD and its seasoned and well-respected team,” said Hunt. “The potential is limitless for RAD, and I am looking forward to being a part of the Company’s growth and inevitable expansion. The industry moves a bit slowly and I hope to help push things forward at a quicker pace.”

For more than 20 years, Hunt has been passionately involved in the security industry. Hunt feels at home with innovation and her appetite for convergence in the marketplace fuels her desire to evangelize new services and solutions within the ever-evolving business of physical security. During her career, Hunt has held executive positions in access control and video surveillance technology companies, including Johnson Controls, Bosch, Keyscan, Qognify and most recently global engineering firm QCIC.

Hunt added, “I am so excited to see how our world will change with the rapidly evolving integration of robotics, AI, and other automation developments. Now that I am with RAD, I will have a front row seat.”

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide a cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous costs savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060
@SteveReinharz